[DOMINION LOGO]

DOMINION NAMES FARRELL
PRESIDENT AND CHIEF OPERATING OFFICER

RICHMOND, Va., Dec.19, 2003 - The board of directors of Dominion (NYSE: D) has elected Thomas F. Farrell II president and chief operating officer, effective Jan. 1, 2004.

At present, Farrell is chief executive officer of Dominion Energy, the operating unit responsible for Dominion's electric generation, energy marketing and natural gas pipelines and storage.

Thos. E. Capps, chairman, president and chief executive officer, said:

"During the past eight years, Tom Farrell has tackled senior management assignments at both our regulated and unregulated businesses with competence, high energy and intellectual precision. His significant contribution to Dominion's transformation into a major American electric power and natural gas company has earned the respect and confidence of fellow employees, the investment community, peer companies and industry observers.

"Since he assumed management responsibility for Dominion Energy, Tom's natural leadership has manifested itself at several critical corporate junctures, including a sequence of profitable acquisitions that have made Dominion a significant business presence across the Midwest, Northeast and Mid-Atlantic. Under Tom's direction, Dominion Energy has broadened its reputation as one of the world's best nuclear operators and increased its portfolio of nuclear assets.

"Complementing Tom's considerable business skills are equally fundamental personal virtues - integrity, a steady outlook and a refreshing ability to keep his sense of humor during challenging periods. With this promotion, all business units will have benefit of Tom's skill and leadership."

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As president and COO, Farrell will be responsible for daily operations at Dominion's services company and its three operating units: Dominion Energy, Dominion Delivery, which operates the company's retail electric and natural gas utilities, and Dominion Exploration & Production, which operates the company's onshore and offshore natural gas production businesses. Farrell will report to Capps.

Farrell became CEO of Dominion Energy in February, 2000. Before that, he served as CEO of Dominion Generation, a unit of Dominion Energy, and executive vice president of Virginia Power, Dominion's retail electric utility. Prior to this, he served as senior vice president of corporate affairs and general counsel for the Dominion parent company, which he joined in 1995.

Farrell is a director of the Nuclear Energy Institute and serves on its executive committee. He is a member of the University of Virginia Board of Visitors and serves as its vice rector. He also serves on the boards of the Virginia Public Safety Foundation and Virginia Commonwealth University's School of Engineering. He has served as chairman of the Governor's Work Force Development Task Force and as a member of the State Council of Higher Education for Virginia.

Farrell received his undergraduate and law degrees from the University of Virginia.

Dominion is one of the nation's largest producers of energy with an energy portfolio of more than 24,000 megawatts of generation. Dominion also serves 5.3 million retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

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